Exhibit 99.1

FOR IMMEDIATE RELEASE

PROBUPHINE® PATENT ISSUED BY THE U.S. PATENT AND TRADEMARK OFFICE

South San Francisco, CA – June 16, 2010 – Titan Pharmaceuticals, Inc. (TTNP.OB) today announced that the United States Patent and Trademark Office (USPTO) has issued patent number 7,736,665 covering Probuphine for the treatment of opiate addiction. Titan is the assignee of this patent which claims a method for treating opiate addiction with a subcutaneously implanted device comprising buprenorphine and ethylene vinyl acetate, a biocompatible copolymer that releases buprenorphine continuously for extended periods of time. This patent, which also includes certain additional claims covering the composition and dimensions of the device, will expire in June 2023 excluding any patent term adjustment which is expected to add several months to the life of the patent.

Probuphine is designed to deliver six months of continuous, therapeutic levels of buprenorphine following a single treatment, and has the potential to reduce limitations currently associated with daily oral buprenorphine therapy, including poor compliance, variable blood levels contributing to opioid withdrawal and craving symptoms, and misdirection of drug. The safety and effectiveness of treatment with Probuphine has been initially established in the three Phase 3 studies conducted to date, and the Company is currently conducting a confirmatory Phase 3 clinical study in the U.S. which is partially funded through a two year $7.6 million NIH grant being administered by the National Institute on Drug Abuse (NIDA). This study is designed to confirm the safety and effectiveness of treatment with Probuphine versus placebo in reducing the use of illicit opioids over the 24 week treatment period, and also to perform a non-inferiority comparison of Probuphine with Suboxone® which is the widely used sublingual formulation of buprenorphine approved for the treatment of opiate addiction. This 250 patient three arm study is currently enrolling patients at 17 sites in the U.S. and is expected to complete enrollment by year end with results available in Q3 2011.

“We are very pleased by the issuance of this patent which is expected to provide exclusivity in the U.S. for Probuphine at least through mid 2023,” said Sunil Bhonsle, President of Titan. “We are also highly encouraged by the rapid progress in the confirmatory Phase 3 study,” he concluded.

“Issuance of this patent is a major milestone in support of the potential commercial value of Probuphine,” said Marc Rubin, MD, Executive Chairman of Titan. “The board is very pleased with the progress and believes that Probuphine has the potential to provide an important new treatment option for patients with opiate addiction,” he added.

Complete details of the issued patent are available at the USPTO website.

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

CONTACT:

Titan Pharmaceuticals, Inc.

Sunil Bhonsle, 650-244-4990

President

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